Exhibit 99.1

Apollo Group, Inc. News Release
NINTH CIRCUIT COURT OF APPEALS REVERSES LOWER COURT RULING IN
APOLLO GROUP, INC. SECURITIES LAWSUIT
PHOENIX, June 23, 2010 — Apollo Group, Inc. (Nasdaq:APOL) today announced that the United States Court of Appeals for the Ninth Circuit has reversed a lower court’s ruling in favor of the Company and ordered the lower court to enter judgement against the Company in accordance with the jury verdict in securities litigation arising out of a 2003 program review by the U.S. Department of Education, Apollo Group Inc. Securities Litigation.
“The Company is disappointed in the Ninth Circuit’s decision, and believes that the lower court’s well-reasoned decision in its favor was correct,” said P. Robert Moya, senior vice president, general counsel and secretary for Apollo Group, Inc. “We will explore all available options for seeking further review of the Ninth Circuit’s decision.”
Appellate Argument Overview
Under securities law, to prevail at trial, the plaintiff had to prove that a “corrective disclosure” — a disclosure that reveals to the market the falsity of prior statements or omissions — caused the price of Apollo’s stock to decline and, consequently, caused the losses of the plaintiff class.
When the contents of the initial government report at issue were reported by major business publications including The Wall Street Journal, Apollo’s stock price did not decline by a statistically significant amount. Consequently, the plaintiff pointed to a downgrade by a single market analyst one week later — a downgrade that made no mention of the report’s contents and contained no new facts — and argued that it caused a decline in the price of Apollo stock for which the plaintiff class of shareholders should be compensated.
Although the jury returned a verdict for the plaintiff, Apollo argued, and the district court agreed, that the analyst report contained nothing new about the initial government report or its effects. The information that the plaintiff argued was newly disclosed by the analyst report was either clearly disclosed in previous news reports, or was not accurate. The district court recognized that neither false information nor previously disclosed information can correct anything. Accordingly, the district court ruled that the jury’s apparent finding that the downgrade was a corrective disclosure was not supported by any evidence, and therefore failed as a matter of law.
Litigation Background
This case, Apollo Group Inc. Securities Litigation, was a consolidated securities class action brought by the Policemen’s Annuity and Benefit Fund of Chicago. It stemmed from allegations about the non-disclosure of an initial government report involving the manner in which Apollo subsidiary University of Phoenix compensated its enrollment counselors. The report’s allegations, which were first raised in a False Claims Act lawsuit filed in 2003 by two private plaintiffs and then repeated with striking similarity in the initial government report at issue, have been largely discredited in recent years. The False Claims Act case was recently resolved, importantly with no admission of liability, wrongdoing, noncompliance or violation.
Apollo Group Inc. Securities Litigation was tried in Federal District Court in Arizona beginning November 14, 2007. The jury found in favor of the plaintiff on January 16, 2008 and the plaintiff class was awarded damages of up to $5.55 per share. On February 13, 2008, Apollo filed post-trial motions in which it asked the trial court to: (1) reverse the erroneous verdict; (2) order a new trial; or (3) condition denial of Apollo’s motions on the plaintiff’s acceptance of a reduced amount of damages not to exceed $3.49 per share. On August 4, 2008, the trial court overturned the erroneous jury verdict and resolved the case in favor of Apollo, finding that an analyst report on which the plaintiff’s case heavily relied was not a corrective disclosure.
More information on the case may be found in Apollo’s Legal Information Center at: www.apollolegal.com.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, masters and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development, College for Financial Planning and Meritus University. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of May 31, 2010).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Sara Jones ~ (818) 326-1871 ~ sara.jones@apollogrp.edu

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